UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 12, 2006

VILLAGEEDOCS

(Exact name of registrant as specified in its charter)

California	000-31395	33-0668917
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14471 Chambers Road, Suite 105
Tustin, California	92780
(Address of principal executive offices)	(Zip Code)

(714) 734-1030

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On February 16, 2006, VillageEDOCS, a California corporation (the “Company”), VEDO Merger Sub, Inc., a Florida corporation and wholly-owned subsidiary of the Company entered into an Agreement and Plan of Merger (as amended on April 7, 2006, the “Merger Agreement”) with GoSolutions, Inc., a Florida corporation (“GSI”). The merger occurred on May 1, 2006. The result of the merger is that GSI became a wholly-owned subsidiary of the Company. Prior to the merger, two GSI shareholders, Bruce H. Bennett and Sandra G. Bennett (the “Bennett’s”) notified GSI of their intent to exercise their dissenters rights under Chapter 607, Section 1301 et seq. of the Florida Business Corporation Act with respect to 680,588 shares of GSI common stock owned by them. Pursuant to a Settlement and Release Agreement (the “Settlement Agreement”) dated as of June 30, 2006, entered into by the Company, GSI and the Bennett’s, GSI agreed to pay the Bennett’s $0.1837 per share for their shares of GSI common stock, for an aggregate of $125,000. GSI has agreed to pay $50,000 to the Bennett’s at closing of the transaction, which closing will occur on or before July 15, 2006 (the “Closing Date”), followed by five (5) equal, interest-free payments of $15,000 each, beginning on August 15, 2006 and payable on or before the 15th day of each month thereafter until the last payment is made on or before December 15, 2006. In the Settlement Agreement, the Bennett’s have released the Company and GSI for any actions arising prior to the Closing Date arising in connection with the merger or the prior ownership of GSI shares by the Bennett’s.

The foregoing description of the Settlement Agreement is qualified in its entirety by reference to the actual terms of the Settlement Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

 Item 9.01.   Financial Statements and Exhibits.

(C)	Exhibits:

Exhibit No.	Description
10.1	Settlement and Release Agreement, dated as of June 30, 2006, by and among VillageEDOCS, GoSolutions, Inc., Bruce H. Bennett and Sandra G. Bennett.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 12, 2006	VILLAGEEDOCS
	By:	/s/ Michael A. Richard
Print Name: Michael A. Richard Title: Chief Financial Officer